Exhibit (d)(1)(ii)

AMENDMENT TO

ADVISORY FEE WAIVER AGREEMENT

PL LIMITED DURATION HIGH INCOME FUND

OF PACIFIC LIFE FUNDS

This AMENDMENT to the Advisory Fee Waiver Agreement, effective as of August 1, 2014 (the “Amendment”), is being entered into by and between Pacific Life Fund Advisors LLC (the “Adviser”) and Pacific Life Funds (the “Trust”), on behalf of the PL Limited Duration High Income Fund of the Trust (the “Fund”).

WHEREAS, the Trust and the Adviser (collectively, the “Parties”) entered into an Advisory Fee Waiver Agreement dated August 1, 2013 (the “Agreement”);

WHEREAS, the Adviser and the Trust mutually desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree that the Agreement is hereby amended as follows:

1.	Section II (Term and Termination of Agreement), subsection A., of the Agreement is hereby deleted and replaced with the following:

A.    This Agreement shall have a term commencing on August 1, 2014 and ending July 31, 2015.

2.	Except as amended in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorize and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

PACIFIC LIFE FUNDS

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Senior Vice President		Title: VP & Assistant Secretary
PACIFIC LIFE FUND ADVISORS LLC
By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: SVP, Fund Advisor Operations		Title: VP & Assistant Secretary